AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

         AGREEMENT, made as of this 17 day ofAugust, 2004, between VANGUARD CONVERTIBLE SECURITIES FUND, a Delaware statutory trust (the "Fund"), and OAKTREE CAPITAL MANAGEMENT, LLC, a California limited liability company (the "Advisor").

         WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Fund and the Advisor are currently parties to an Advisory Agreement dated November 1, 1996, and intend for said Advisory Agreement to remain in full effect until the effective date of this Amended and Restated Investment Advisory Agreement which is set forth at the end of this Agreement; and

         WHEREAS, the Fund desires to retain the Advisor to render investment advisory services to certain assets of the Fund which the Board of Trustees of the Fund determines to assign to the Advisor (referred to in the Agreement as the "Oaktree Portfolio"), and the Advisor is willing to render such services;

         NOW, THEREFORE, this Agreement


                               W I T N E S S E T H

that in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. APPOINTMENT OF ADVISOR. The Fund hereby appoints the Advisor as investment Advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Board of Trustees determines to assign to the Advisor from time to time (referred to in this Agreement as the "Oaktree Portfolio"). As of the date of this Agreement, the Oaktree Portfolio will consist of the portion of the assets of the Fund that the Board of Trustees has determined to assign to the Advisor, as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

         2. DUTIES OF ADVISOR. The Fund appoints the Advisor to manage the investment and reinvestment of the assets of the Oaktree Portfolio; to continuously review, supervise and administer an investment program for the Oaktree Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain by applicable law; and upon written request to the Advisor to render regular reports to the Fund's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Fund's officers and Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

     3. SECURITIES TRANSACTIONS. The Advisor is authorized to select in its discretion the brokers or dealers that will execute purchases and sales of securities for the Oaktree Portfolio, and is directed to use its reasonable best efforts to obtain the best available price and most favorable execution for such transactions, which may include consideration of factors set forth below. In selecting brokers and/or dealers to execute transactions for the Oaktree Portfolio, the Advisor may give consideration to such factors as the price of the security, the rate of commission, the size and difficulty of the order, the reliability, integrity, financial condition, and general execution and operational capabilities of competing brokers and/or dealers. In addition, to the extent expressly permitted by the written policies and procedures established by the Board of Trustees, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, any interpretations thereof by the Securities and Exchange Commission (the "SEC") or its staff, and other applicable law, the Advisor is permitted to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities to the accounts as to which it exercises investment discretion. The execution of such transactions in conformity with the authority expressly referenced in the immediately preceding sentence shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Advisor agrees to use its reasonable best efforts to comply with any directed brokerage or other brokerage arrangements that the Fund communicates to the Advisor in writing. Where Fund directs the Advisor to use a particular broker or dealer to execute portfolio transactions for the Fund, the Fund acknowledges that it may not be practicable for the Advisor to freely negotiate commission rates or spreads. The Fund also acknowledges that transactions for a client that directs brokerage may not be batched for execution purposes with orders for the securities or instruments for other accounts managed by the Advisor which may result in higher commissions, greater spreads or less favorable net prices than would be the case if the Advisor were empowered to select brokers and dealers to execute transactions for the Oaktree Portfolio. The Advisor will promptly communicate to the Fund's officers and Board of Trustees any information relating to the portfolio transactions the Advisor has directed on behalf of the Oaktree Portfolio as such officers or the Board may reasonably request.

     On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Advisor, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

     4. Compensation of Advisor. For the services to be rendered by the Advisor as provided in this Agreement, the Fund shall pay to the Advisor at the end of each of the Fund's fiscal quarters, a fee calculated by applying a quarterly rate, based on the following annual percentage rates, to the average month-end net assets of the Oaktree Portfolio for the quarter (the "Basic fee"):

                  .425% with respect to the first $100 million of assets; .400% with respect to the next $100 million of assets; .375% with respect to the next $100 million of assets; .350% with respect to the next $100 million of assets; and .325% with respect to assets in excess of $400 million.

         The Basic Fee payment, as provided above, will be increased or decreased by applying a Performance Fee Adjustment (the "Adjustment") based on the investment performance of the Oaktree Portfolio relative to the investment performance of the Merrill Lynch All US Convertible Index (the "Index"). The investment performance of the Oaktree Portfolio will be based on the cumulative return over a trailing 36-month period ending with the applicable quarter, relative to the cumulative total return of the Index for the same time period. The Adjustment applies as follows:

Cumulative 36-Month Performance             Performance Fee Adjustment as a
of the Fund vs. the Index                    Percentage of the Basic Fee*
-------------------------                     ----------------------------
         trails by -2% or more                -50% x Basic Fee
         trails by 0 to -2%                   linear decrease from 0 to -50% x Basic Fee
         exceeds by 0 to +2%                  linear increase from 0 to +50% x Basic Fee
         exceeds by +2% or more               +50% x Basic Fee

         The Adjustment will be calculated as follows:

         To calculate the Adjustment for a given quarter, (1) for the prior 36 months, the difference between the investment performance of the Fund and the investment performance of the Index (the "Performance Differential") will be calculated, and (2) the Adjustment will be the appropriate percentage of the Basic Fee* for an average quarter in the prior 36 months determined from the table above.

         * For purposes of this calculation, the relevant Basic Fee is calculated by applying the quarterly rate against average assets over the same time period for which the performance is measured.

4.1 TRANSITION RULE FOR CALCULATING OAKTREE'S COMPENSATION. The Index will not be fully operable as the sole performance index used to determine the Advisor's Adjustment until the quarter ending November 30, 2007. Until that date, the

              Advisor's Adjustment will
              be determined by linking the investment performance of the Merrill Lynch All US Convertible Index and that of the Credit Suisse First Boston Convertible Index.

     1. QUARTER ENDING FEBRUARY 28, 2005. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the eleven quarters ending November 30, 2004 with that of the Merrill Lynch All US Convertible Index for the one quarter ending February 28, 2005.

     2. QUARTER ENDING MAY 31, 2005. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the ten quarters ending November 30, 2004 with that of the Merrill Lynch All US Convertible Index for the two quarters ending May 31, 2005.

     3. QUARTER ENDING AUGUST 31, 2005. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the nine quarters ending November 30, 2004 with that of the Merrill Lynch All US Convertible Index for the three quarters ending August 31, 2005.

     4. QUARTER ENDING NOVEMBER 30, 2005. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the eight quarters ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the four quarters ending November 30, 2005.

     5. QUARTER ENDING FEBRUARY 28, 2006. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the seven quarters ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the five quarters ending February 28, 2006.

     6. QUARTER ENDING MAY 31, 2006. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the six quarters ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the six quarters ending May 31, 2006.

     7. QUARTER ENDING AUGUST 31, 2006. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the five quarters ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the seven quarters ending August 31, 2006.

     8. QUARTER ENDING NOVEMBER 30, 2006. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the four quarters ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the eight quarters ending November 30, 2006.

     9. QUARTER ENDING FEBRUARY 28, 2007. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the three quarters ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the nine quarters ending February 28, 2007.

     10. QUARTER ENDING MAY 31, 2007. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the two quarters ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the ten quarters ending May 31, 2007.

     11. QUARTER ENDING AUGUST 31, 2007. The Adjustment will be determined by linking the investment performance of the Credit Suisse First Boston Convertible Index for the one quarter ending November 30, 2004, with that of the Merrill Lynch All US Convertible Index for the eleven quarters ending August 31, 2007.

     12.  QUARTER  ENDING  NOVEMBER  30,  2007.  The  benchmark   transition  is
          complete.


         5. REPORTS. The Fund agrees to furnish to the Advisor all current prospectuses, proxy statements, reports to shareholders sales literature and other materials prepared for distribution to the shareholders of the Fund or the public that refer in any way to the Advisor ten (10) days prior to the use of such materials and the Fund agrees that it will not use such materials if the Advisor reasonably objects in writing within seven (7) days after receipt of such materials. Notwithstanding the foregoing, the Fund shall not be required to furnish sales literature or marketing materials to the Advisor for review if such material is substantially similar to materials previously reviewed and approved by the Advisor. In the event of a termination of this Agreement, the Fund will, on written request of the Advisor, promptly delete any reference to the Advisor from any the documents and others materials described in the first sentence of this Section 5. In addition, the Fund shall furnish such other information with regard to its affairs as the Advisor may reasonably request.

                  The Advisor agrees to furnish to the Fund the most recent audited statement of financial conditions of the Advisor and such other information with regard to its affairs as the Fund may reasonably request, including, but not limited to, information regarding any change in the investment officers of the Advisor who are responsible for managing the Oaktree Portfolio.


         6.       COMPLIANCE.

         6.1 COMPLIANCE WITH APPLICABLE LAW AND BOARD REQUIREMENTS. The Advisor agrees to comply with all Applicable Law. In addition, the Advisor agrees to use commercially reasonable efforts to comply with all policies, procedures or reporting requirements, including, without limitation, any such policies, procedures or reporting requirements relating to the soft dollar or directed brokerage arrangements, that the Board of Trustees of the Fund reasonably adopts and communicates to the Advisor in writing sufficiently in advance of the effective date of any such policies, procedures or reporting requirements.

         6.2 DISCLOSURE OF COMPLIANCE MATTERS. If the Advisor receives any written or other communication concerning or constituting a Compliance Matter, then the Advisor shall provide the Fund a written summary of the material facts and circumstances concerning such Compliance Matter within five (5) business days of the earlier date of the date on which such Compliance Matter was received by the Advisor, or the date on which the general counsel's office of the Advisor obtained actual knowledge of such Compliance Matter. The Advisor shall provide the Fund with a written summary of any material changes in the facts or circumstances concerning any Compliance Matter of with the Advisor has actual knowledge within five (5) business days of the occurrence of such changes.

         6.3 CERTAIN DEFINITIONS. "Applicable Law" means (i) the "federal securities laws" as defined in Rule 38a-1(e)(1) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor for the Oaktree Portfolio. "Compliance Matter" means any written or other communication sent to the Advisor by any foreign, federal or state agency or regulatory authority or any self-regulatory authority in connection with any of the following: (i) the Advisor's compliance with, or failure to comply with, Applicable Law as they relate to the Advisor's investment management operations for the Oaktree Portfolio; or (ii) the business or affairs of the Advisor as they relate to the Advisor's investment management operations for the Oaktree Portfolio.

         7. STATUS OF ADVISOR. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free at all times, in its discretion, to render investment management and advisory services to other investors and institutions. Actions or decisions regarding the Oaktree Portfolio may be the same as or different from actions or decisions which the Advisor, or any of its affiliates, or any of their respective officers, directors or employees may take with respect its other client accounts so long as the Advisor acts in good faith. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized in this agreement or otherwise by the Fund, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

         8. LIABILITY OF ADVISOR. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

         9. LIMITATIONS ON CONSULTATIONS. The Advisor is prohibited from consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.

         10. DURATION, TERMINATION, NOTICES, AMENDMENT. This Agreement will become effective on the date hereof, and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter only so long as this Agreement is approved at least annually by votes of the Fund's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the Fund.

         Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' prior written notice to the Advisor,
(ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on sixty days' prior written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

                  If to the Fund, at:

                  Vanguard Convertible Securities Fund
                  P.O. Box 2600
                  Valley Forge, PA  19482
                  Attention:        Jeffrey S. Molitor
                  Telephone:        610-669-6303
                  Facsimile:        610-503-5855

                  If to the Advisor, at:

                  Oaktree Capital Management, LLC
                  333 South Grand Avenue, 28th Floor
                  Los Angeles, CA  90071
                  Attention:        Larry Keele
                  Telephone:        213-830-6301
                  Facsimile:        213-830-6390

                           with a copy to

                  Attention:  Legal Department
                  Facsimile:  213-830-6492

         Each party may change its address or other information for notice purposes by giving the other party written notice thereof as provided herein.

         This Agreement may be amended by mutual consent, but the consent of the Fund must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

         As used in this Section 10, the terms "assignment," "interested persons," a "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and
Section 2(a)(42) of the Investment Company Act of 1940.

         11. SEVERABILITY. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

         12. CONFIDENTIALITY. Each party hereto shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the other party (and in the case of the Fund, including Vanguard) and shall not disclose any such information to any person, except that notwithstanding the previous sentence each party may disclose such information (i) to its respective agents, representatives (including attorneys, accountants, consultants and advisors), directors, officers, employees and members of any board of trustees, (ii) with the prior written consent of the the other party, (iii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Advisor or the Fund, as applicable, (iv) that is publicly available other than due to the disclosure by the it or its affiliates in breach of this Section 12 or (v) becomes known to it from a source other than the other party.

                  Notwithstanding the foregoing, the Advisor may include in its own sales materials the Fund's name, performance information relating to the Advisor's management of the Fund and a brief description of this Agreement.

         13. PROXY POLICY. The advisor acknowledges that Vanguard will vote the shares of all securities that are held by the Fund unless other mutually acceptable arrangements are made with the Advisor with respect to the Oaktree Portfolio.

         14. GOVERNING LAW. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

         15. EXPENSES. The Advisor shall not be required to pay (and if paid by the Advisor, shall be reimbursed by the Fund) for payments of (i) the cost of investments purchased for the Oaktree Portfolio, (ii) taxes or other governmental charges of the Fund, (iii) professional fees and expenses related to the investments of the Fund, including without limitation legal, auditing, accounting and investment banking fees and expenses (any of which the Advisor agrees not to incur on behalf of the Fund without the Fund's written approval) and (iv) custodian, commission, brokerage, finders' or similar fees related to the investments for the Fund.

         16. INDEMNIFICATION. The Fund agrees to indemnify the Advisor and the Advisor's officers, directors, employees and agents, as well as persons who control or are controlled by the Advisor (collectively, the "Indemnified Parties") to the fullest extent permitted under law against any liabilities and expenses (including reasonable attorneys' fees) that the Indemnified Parties may incur as a result of any untrue statement of a material fact in any of the Fund's registration statement relating to shares of the Fund's common stock, and all amendments thereto, or any other sales materials relating to the Fund, or the omission of a material fact known or which should have been known and was required to have been included in such registration statement or sales material, or was necessary to make the statements therein not misleading, unless the statement or omission was made in reliance upon the written information that the Indemnified Parties provided to the Fund or to Vanguard.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Advisory Agreement to be executed as of the date first set forth herein, and to be declared effective on December 1, 2004:


VANGUARD CONVERTIBLE SECURITIES FUND

By John J. Brennan
  /s/ John J. Brennan
Chairman, CEO and President


OAKTREE CAPITAL MANAGEMENT, LLC

By Larry W. Keely
    /s/ larry W. Keely
Principal

Richard Ting
 /s/Richard Ting
Vice President, Legal


By________________________________

Title_______________________________